EXHIBIT 10.17.1

Short-Term Loan Agreement*
To:                        Sub-branch of Zhengzhou Branch of Shanghai Pudong Development Bank   Number:
Client Name	Henan Gerui Composite Material Stock Co., Ltd.				Date of Application			2008.07.23
Address:	1 Xinzheng Shuanghu Economic Development Zone, Zhengzhou				Contact			Haidong Cao
Telephone	0371-62566757				Contact of Financing Bank: (Fill out by the Financing Bank			Tao Jing
Fax:	0371-62566757
The Company hereby irrevocably applies to the bank for a short-term working capital loan in accordance with the undermentioned terms of this Agreement:
I. Important Provisions
☐This Agreement shall be the signing of an auxiliary financing document of the “Financing Limit Agreement” (hereinafter referred to as the “Financing Limit Agreement”) with a document number of           . After entry of force of this Agreement, all of the terms under this Agreement shall become part of the Financing Limit Agreement (If the Client has already signed a financing limit agreement with the financing bank, this item should be checked, and the document number of the Financing Limit Agreement should be noted);

☐This Agreement shall be an independent credit document signed between the Client and the Financing Bank (if the Client has not signed a Financing Limit Agreement with the Financing Bank, this item should be checked).

☐The purpose of this loan for this Agreement is borrowing new loan to return old loan. The Guarantors are well aware of the situation. The name of the original agreement:           Date of Signing:         Number:               (If the purpose of the load is borrowing new loan to return old loan, then this item must be selected).

II. Description of Loan (Where a Financing Limit Agreement signed by the customer has provisions regarding the rate and penalty rate, the related columns of this Agreement may be omitted)
Types of Short-Term Loan: A. Short-Term Loan with Fixed Time Limit; B. Short-Term Loan with borrowing and return at any time
Currency	Amount	Type	Withdrawal Date	Due Date (or Time Limit)	Interest Rate	Method of Interest Settlement	Overdue Penalty Interest Rate	Penalty Interest Rate for Embezzlement
Renminbi	Ten Million Yuan	A	2008.7.23	2009.3.18	8.217%	Monthly	10.6821%	16.434%

Description of Repayment Method:					Repayment in one lump sum
Note: The Renminbi interest rate is annual interest rate. Floating cycle must be noted for floating interest rate.  Due date must be filled out for short-term loan with fixed time limit. The due date for short-term loan with borrowing and returning at any time refers to the final return date for the Client.

III. Description of Guarantee (Where the Financing Limit Agreement signed by the customer has provisions regarding the conditions of guarantee, the related columns of this Agreement may be omitted)
Guarantor:	Zhengzhou Feida Communication Facilities Engineering Co., Ltd.						Method of Guarantee: ☐Mortgage; ☐Pledge; ☐Guarantee
IV. General Provisions
The Client hereby confirms that the following general provisions of the Loan Agreement have been read and agreed:
1. After the financing bank signs this Agreement, unless the applied loan has been released to the Client in accordance with the provisions stipulated under this Agreement, the financing bank may cancel the promise of loan as agreed in this Agreement at any time.

*	This form of agreement is also used for a Loan Agreement dated May 26, 2008 in an amount of RMB 10,000,000 valid from May 26, 2008 to May 25, 2009

2. Interest Payment Method  Unless specified otherwise, the interest payment method under this Agreement shall be calculated daily, which shall be paid upon repayment of the principle.
3. Submission of documents  The Client guarantees that the following documents or similar documents meeting the corresponding conditions are submitted to the Financing Bank prior to withdrawal of fund.  However, the financing bank has no obligation to examine the truthfulness of these documents:
(1) Duplicate copies of the most recent Articles of Association and business license of the Client;
(2) The resolution of meeting of board of directors authorizing the Client to sign this Agreement and the relevant auxiliary financing documents (If the Articles of Association of the Client makes limitation regarding the contract signing power of the legal representative);
(3) The power of attorney for the authorized representative of the Client and a signature sample of the authorized representative;
(4) This Agreement that is legally and effectively signed by the Client;
(5) The date of withdrawal appointed by the Client shall be a business day of the financing bank;
(6) Where the loan under this Agreement has guarantee, the guarantee document has already been signed and entered into force prior to the withdrawal;
(7) Other documents and/or conditions requested by the financing bank at times
4. In case that the appointed withdrawal date or repayment date is not a business day of the financing bank, then the appointed withdrawal date or repayment date shall be delayed to the next business day of the Financing Bank accordingly. Interest shall be calculated and collected for the delayed repayment period.
5. Early Repayment and Premature Due  For short-term loans with borrowing and returning at any time, the Client may undergo early repayment at any time before the due date. For short-term loans with fixed time limit, other than the situation where the Financing Bank notifies the Client regarding the premature due of loan, when the Client undergoes early repayment, a written approval must be obtained from the Financing Bank, and any costs or losses resulting from the early repayment must be fully compensated to the Financing Bank. Any early repayment shall be deemed as premature due of loan. Without giving any reason, the Financing Bank has the right to notify the Client that the financing under this Agreement is prematurely due at any time, and the Client shall immediately repay the loan.
6. Taxation  Unless the laws require the Client to deduct the relevant taxations upon repayment of the financing, the repayment by the Client under this Agreement shall be paid in full amount without any deduction. In case that the Client must deduct the relevant taxations in accordance with the provisions of the laws, the Client shall pay additional money to the Financing Bank, allowing the money received by the Financing Bank equivalent to the amount that should be received by the Financing Bank without any deduction.
7. Declaration and Guarantee  The Client makes the following declarations and guarantees, and that the declarations and guarantees shall be deemed being restated by the Client when the Financing Bank provides financing in accordance with the provisions of this Agreement:
(1) The Client is a company registered and established in accordance with the laws of China (excluding Hong Kong and Macau Special Administrative Regions and Taiwan; similarly hereinafter), has the right to sign this Agreement and any documents associated with this Agreement, and has taken the necessary company action, allowing this Agreement and any documents associated with this Agreement to be legal, effective, and compulsory executable;
(2) When the Client signs this Agreement and executes its obligations stipulated under this Agreement, the Client shall not and will not violate any other signed contracts or documents, Articles of Association, any applicable laws, regulations, or administrative directives, and the related documents, ruling, and judgment of the concerning authorities and will not be in conflict with any previous arrangements or obligations borne by the Client;
(3) The Client and any of its shareholders and associated companies are not involved in any liquidation, bankruptcy, reconstruction, being buy-out, merger, separation, restructuring, dissolution, shutdown, suspension of business or similar legal procedures with no occurrence of any situation that may lead to involvement of the aforementioned legal procedures;
(4) The Client is not involved in any economic, civil, criminal, administrative litigation procedures or similar arbitration proceedings that may lead to unfavorable impact, with no occurrence of any situation that may lead to involvement of the Client into the aforementioned litigations or similar arbitration proceedings;

(5) The legal representative, directors, supervisors, or other senior managerial personnel of the Client and any major assets of the Client are not involved in any compulsory execution, seizure, detainment, freezing, lien, or supervisory control, with no occurrence of any situation that may lead to involvement of the aforementioned situations;
(6) The Client guarantees that all the financial reports (if any) have met the requirements of Chinese laws.  All reports and statements are truthful, complete, and fairly reflect the financial state of the Client. All the materials, documents, and information, including itself and the guarantor provided by the Client to the Financing Bank during signing and execution of this Agreement are truthful, valid, accurate and complete without any concealment or omission;
(7) The Client shall strictly abide the provisions of the laws and regulations regarding its operation activities, shall strictly carry out all business operations according to the business license or the legally approved business scope, and shall timely complete the annual registration renewal procedure;
(8) The Client guarantees the inexistence of any situation or event that may cause unfavorable impact to the ability of the Client executing the Agreement.
8. Promised Items  The Client makes the following promises:
(1) The Client shall strictly observe and execute all the obligations stipulated under this Agreement;
(2) The Client shall timely repay the principle and interests of the financed fund and pay the corresponding fees. The Client shall process, receive, and abide all the approvals, authorizations, registrations, and licensing required by the applicable laws and shall maintain their effectiveness, allowing the Client to legally sign and fulfill the obligations stipulated under this Agreement and any other documents associated with this Agreement. In case of request from the Financing Bank, the Client shall promptly provide the related proof;
(3) Within five working days of learning of its possible involvement in an economic, civil, criminal, administrative litigation procedures or similar arbitration proceedings that may lead to unfavorable impact or within five working days of learning of  its major assets are involved in any compulsory execution, seizure, detainment, freezing, lien, or supervisory control, the Client shall notify the financing bank in writing detailing the impact and the remedial measures taken or plan to be taken;
(4) Without a written approval from the Financing Bank, repayment of large amount of debts to a third party other than the Financing Bank or fulfillment of any guarantee liability is prohibited
(5) Without a written approval from the Financing Bank, occurrence of any other large amount of debts or existing debts or setting or providing any form of collateral with first priority nature to any other debts for itself or any third party is prohibited. Starting from the signing date of this Agreement to the full repayment of all the debts under this Agreement, without a written approval from the Financing Bank, the Client shall not
a. undergo liquidation, reconstruction, bankruptcy, being buy-out, merger, separation, restructuring, dissolution, shutdown, suspension of business, or similar legal procedures;
b. other than the need for the daily operation, undergo sale, lease, donation, transfer or any other types of method of disposition of any of its major assets;
c. undergo any change in the structuring of shares;
d. undergo signing of Contract/Agreement that may have major unfavorable impact to fulfill the obligations stipulated under this Agreement or bear any obligations that may have the same impact.
(6) Where specific circumstances or specific changes have occurred to the collateral listed under this Agreement, the Client shall timely provides other collateral approved by the Financing Bank in accordance with the requirements of the financing bank. The specific circumstances or specific changes shall include but not limited to the suspension of production, termination of business, dissolution, temporary suspension of operation, revoke or suspension of business license, applying for or being requested for reconstruction, bankruptcy, major changes in operation or financial situation, involvement in major legal proceeding or arbitration, and involvement of legal representative, directors, supervisor, and chief managerial personnel in legal proceeding of the guarantor, devaluation, possible devaluation, or seizure of the mortgage property, actions of breach of contract under guarantee contract, and request for termination of guarantee contract;
(7) With the request from the Financing Bank, the Client shall also undergo notarization of effective compulsory execution at a notarization office appointed by the financing bank. The Client shall bear the costs and shall voluntarily accept the compulsory execution;

(8) The Client shall notify the Financing Bank at any time for any event that may impact the ability of Client to fulfill its obligations stipulated under this Agreement or any documents associated with this Agreement.
9. Fees and Expenses  As for the Financing Bank regarding the costs of modification, signing, compulsory execution, notarization, and registration of any documents associated with this Agreement, upon request from the Financing Bank, the Client shall immediately compensate the Financing Bank. Unless the laws clearly stipulate that the taxed items are borne by the Financing Bank, the Client shall be responsible to bear any stamp tax duty and other taxations.
10. Penalty Interest  For any overdue payment by the Client, a daily penalty interest with the unpaid money (including unpaid interests) as basis shall be charged against the Client starting from the due date until the date of actual payment. The penalty interest (including penalty interest for embezzlement, if present) shall be settled monthly and shall be compounded monthly.
11. Authorization of Repayment and Counterbalance  The Client hereby authorizes the Financing Bank to represent the Client using money (irrespective the types of currency) in any accounts opened in the Financing Bank to directly compensate the debts when any due debt is unpaid, irrespective whether the debt belongs to the debts under this Agreement. This authorization is irrevocable. In case that currency conversion is involved, the Financing Bank may undergo conversion in accordance with the exchange rate determined by the Financing Bank. The Client shall bear the risk of exchange rate.
12. Proof of Debts  The Financing Bank shall maintain a set of accounting notes and vouchers related to the business activities concerning this Agreement on its accounting books in accordance to its general operational guidelines. Other than the obvious errors, the Client shall accept that the relevant records of the accounting notes and vouchers shall be the valid proof of the debts of the Client.
13. Transfer  The Client shall not transfer any rights or obligations stipulated under this Agreement. The Financing Bank may transfer the rights or obligations stipulated under this Agreement to any third party at any time and may disclose any information related to this Agreement to a third party, including any information of the Client and the guarantor of the Client provided to the Financing Bank for the purpose of this Agreement.
14. Disclosure of Information  The Client agrees that: other than the disclosure permitted under Article 13, any information related to this Agreement, the Financing Bank may disclose the information to its head office, branch institutions, associated institutions, and the employees of these institutions. Moreover, disclosures made according to the requirements of any laws, regulations, and rules and requests from supervision departments, governmental authorities, or juridical institutions belong to the situations, where disclosures are permissive.
15. Breach of Contract  Any actions, such as violation of any declaration or guarantee of this Agreement by the Client or the declarations and guarantees are ambiguous, untruthful, missing, misleading, or already been violated violation, and/or violation or failure of execution of any promised items of this Agreement by the Client and/or violation of any provision of this Agreement by the Client, and/or occurrence of any incidence that may impact the safety of the loan of the Financing Bank, and/or violation of the provisions of the guarantee documents by the guarantor, shall constitute breach of contract by the Client regarding this Agreement. The financing bank shall have the right declaring that the loan is prematurely due and requesting that the Client to compensate all the losses incurred on the financing bank, including attorney fees.
16. Special Term for Group Client  Where the client of this Agreement is a group client, the Client hereby agrees that: (1) The Client shall timely report any associated transactions over 10% of the net assets of the actual fiduciary, including: a. the relationships among all parties of the transaction; b. the items and nature of the transaction; c. the amount or the corresponding ratio of the transaction; d. pricing policy (including non-monetary or token transactions); (2) In case that the actual fiduciary has one of the followings, the Client shall be deemed breach of contract, and the Financing Bank shall have the right to unilaterally cancel the remaining unused credit with recovery of part or all of the used credits or request the Client to pay up to 100% of security deposit: a. providing false materials or concealing important operation and financial facts; b. arbitrarily altering the purpose of use of credit without approval from the Financing Bank; embezzling the credit or using the bank credit to undergo unlawful and illegal transactions; c. using a fake contract with receivable notes and account receivables that have no actual trade context with an associated party to discount for cash or pledge from bank; d. refusing to accept supervision and inspection from the Financing Bank regarding the state of utilization of credit and the related operation and financial activities; e. occurrence of major merger, buy-out, and restructuring deemed by the Financing Bank as possible threat to the safety of credit; f. intentional evasion of bank creditor’s rights through associated transactions.

17. Other Agreed Terms: Within the effective period of this Agreement, in case that the People’s Bank of China makes an adjustment on the prime interest rate, the interest rate of the loan under this Agreement shall be adjusted monthly, starting from the following month of the day of adjustment of the prime interest rate
18. Applicable Laws and Judicial Jurisdiction  The laws of the People’s Republic of China (excluding Hong Kong and Macau Special Administrative Regions and Taiwan) shall be applicable for this Agreement and shall be interpreted by the laws. All disputes in connection with this Agreement of the execution thereof shall be governed by the local People’s Court of the Financing Bank, which possesses non-exclusive judicial jurisdiction.
19. Place of Delivery for Litigation  The Client confirms that the delivery of the legal documents, such as subpoena and notices, issued during the process of any legal proceedings that may have occurred regarding this Agreement shall be deemed delivered upon delivery to the address listed at the beginning of this Agreement. In case that the Financing Bank is not notified in advance for any change of the aforementioned address, the change shall be ineffective to the Financing Bank.
20. Severability of Articles  In case that certain article or part of an article of this Agreement is deemed invalid, illegal, or unenforceable, the invalid article or the invalid part shall not impact the effectiveness, legality, and enforceability of other articles of this Agreement.
21. Within the effective period of this Agreement, the moratorium or delayed action granted by the Financing Bank to the Client for any breach of contract or other actions shall harm, impact, or restrict all the rights, interests, and benefits enjoyed by the Financing Bank as a creditor in accordance with the laws and the provisions of this Agreement and shall not be deemed as approval from the Financing Bank regarding the act of breach of contract by the Client. Furthermore, it shall not be deemed as forfeit of right undergoing legal action against the Client regarding the present or future act of breach of contract.
22. Consistency with the Financing Limit Agreement  In case that a discrepancy exists between the Financing Limit Agreement (if any, it shall include the effective changes made at times) and this Agreement, the provisions of this Agreement shall prevail.
23. Signing  This Agreement is made out in four original copies, with the Client holding one copy and the financing bank holding three copies, which shall come into force upon signing and affix of seal by the legal representative/responsible person or authorized representative of both parties and starting on the day of application.

Signing Column
Both parties confirm that, upon signing of this Agreement, both parties have undergone detailed explanation regarding all the provisions and that both parties have no objection regarding all the terms stipulated under this Agreement. Moreover, the legal meaning of the provisions related to the rights and obligations of all parties are accurately and fully understood.

Client (Official Seal): Legal Representative (Signature or Seal) or Authorized Representative	Financing Bank (Official Seal): Responsible Person (Signature or Seal) or Authorized Representative